Exhibit 99.1

Ocean Power Technologies Completes First Sea Trial for WAM-V®s at US Coast Guard Approved Test Site in New Jersey

Completion of Sea Trial confirms ability to test 24/7/365 on East and West Coast

MONROE TOWNSHIP, NJ, May 22, 2025 - Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative, cost-effective, low-carbon and artificial intelligence maritime services that enable safer and more productive ocean operations and related power, data, and service solutions, today announced that it has completed its first WAM-V® 22 sea trials for a customer with substantial operations in Sub Saharan Africa. The sea trials were carried out at OPT’s newly permitted test site in Southern New Jersey following site visits and operational reviews by the US Coast Guard.

Philipp Stratmann, CEO of the Company, commented, “This is a great step ahead for OPT. We are pleased that we have completed the sea trials of a WAM-V® for a major specialized offshore services customer and were able to do so at our newly permitted test site. This now enables us to test year-round on either coast, making it easier for customers to receive their products and further decreasing the time from booking to revenue recognition.”

For additional details on Ocean Power Technologies and its services and solutions for the defense, security and ocean energy industries, please visit www.oceanpowertechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI-capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vehicles (USV’s) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the potential continuing success with the delivery of customer products and services over extended timeframes, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com